Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 13, 2008, accompanying the consolidated financial statements and schedules, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of USA Mobility, Inc. on Form 10-K for the year ended December 31, 2007. We herby consent to the incorporation by reference of said reports in the Registration Statements of USA Mobility, Inc. on Form S-8 (File No. 333-125142).
/s/ GRANT THORNTON LLP
McLean, Virginia
March 13, 2008